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                                                             EXHIBIT 12
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                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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                                                        Three
                                                        Months
                                                         Ended                         Years Ended December 31,
                                                       March 31,  ---------------------------------------------------------------
                                                         2000         1999         1998         1997         1996         1995
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Earnings:
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                       $    136,499 $    527,939 $    465,285 $    388,172 $    317,949 $    312,938

  Fixed charges, excluding interest on deposits          77,109      222,172      206,546      175,609      126,261      119,412
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges but
         excluding interest on deposits                 213,608      750,111      671,831      563,781      444,210      432,350

  Interest on deposits                                  172,578      585,864      564,540      460,418      392,473      363,488
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges and
         interest on deposits                      $    386,186 $  1,335,975 $  1,236,371 $  1,024,199 $    836,683 $    795,838
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Fixed Charges:

  Interest Expense:

     Short-term borrowings                         $     57,039 $    142,294 $    126,624 $    111,193 $     63,892 $     48,390

     Long-term borrowings                                15,887       63,145       66,810       54,175       53,615       63,701

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                            4,183       16,733       13,112       10,241        8,754        7,321
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges excluding interest on deposits        77,109      222,172      206,546      175,609      126,261      119,412

     Interest on deposits                               172,578      585,864      564,540      460,418      392,473      363,488
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges including interest on deposits  $    249,687 $    808,036 $    771,086 $    636,027 $    518,734 $    482,900
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                           2.77 x       3.38 x       3.25 x       3.21 x       3.52 x       3.62 x

  Including interest on deposits                           1.55 x       1.65 x       1.60 x       1.61 x       1.61 x       1.65 x
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